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                                                                 Exhibit 2.1

                         ASSET PURCHASE AGREEMENT


                This Agreement dated March 10, 1998 is made


B E T W E E N:


                    COMCHEQ SERVICES LIMITED
                    (the "Vendor")


                    - and -


                    CANADIAN IMPERIAL BANK OF COMMERCE
                    ("CIBC")


                    - and -


                    CERIDIAN CANADA LTD.
                    (the "Purchaser")



                                RECITALS


A.   The Vendor carries on the Business;

B.   The Parties have executed the Letter of Intent;

C. The Vendor is willing to sell and the Purchaser is willing to purchase the Assets and the Purchaser is willing to assume the Assumed Liabilities, all on the terms and conditions contained in this Agreement; and

D. CIBC proposes to enter into a Transitional Services Agreement with the Purchaser pursuant to which CIBC will provide certain services to the Purchaser, in connection with the business to be carried on by the Purchaser with the Assets.


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     For good and valuable consideration, the receipt and adequacy of which arehereby acknowledged, the Parties agree as follows:

                              ARTICLE 1
                            INTERPRETATION

1.1 Definitions. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

     (1)  "Accountant" has the meaning given in Section 2.6(4).

     (2)  "Adjustment Amount" has the meaning given in Section 2.7(1).

     (3)  "Adjustment Date" has the meaning given in Section 2.7(1).

     (4) "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

     (5) "Agreement" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

     (6) "Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

     (7) "Assets" means all of the properties, assets, interests and rights of the Vendor which are Related to the Business, excluding, for greater certainty, the Assets under Administration - Payroll Account and the Excluded Assets, but including the following:

          (a)  the Receivables;


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          (b)  the Prepaid Amounts;

          (c)  the Contracts;

          (d)  the Personal Property;

          (e)  the Intellectual Property;

          (f)  the Books and Records;

          (g) all rights and interests of the Vendor to and in the Leased Premises and under the Premises Leases;

          (h) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets or the Assumed Liabilities;

          (i) all goodwill of the Vendor including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Vendor; and

          (j) all proceeds of any or all of the foregoing received or receivable after the Effective Time.

     (8) "Assets Under Administration - Payroll Account" means the cash and short term deposits and investments managed by or on behalf of the Vendor during the period of time between the transfer of such funds by customers of the Business to the Vendor and the time the Vendor arranges for payment of such customers' payroll obligations and payment and satisfaction of certain statutory obligations.

     (9) "Assumed Liabilities" means the following Liabilities of the Vendor to the extent they are Related to the Business:

          (a) all Liabilities under or in respect of (i) the Permitted Liens; (ii) the Leases; (iii) the Contracts; and (iv) the Intellectual Property arising after the Effective Time;

          (b) all current liabilities of the Vendor to the extent set forth in the Statement of Assets and Liabilities;

          (c) Liabilities incurred in the ordinary course of business before the Effective Time to the extent (i) not settled or otherwise paid pursuant to Article 9; and (ii) set forth in the Statement of Assets and Liabilities, regarding Employees' expenses, commissions, wages, bonuses and salaries and


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               vacation pay, workers' compensation levies, Canada Pension
               Plan contributions and employment insurance premiums in respect of such amounts; and

          (d) Liabilities in respect of the Assumed Plans and Funds to the extent assumed in accordance with the terms of Article 9.

     (10) "Assumed Plans and Funds" means the Comcheq Plan, the Comcheq Fund, the DPSP, the DPSP Fund, the GRSPs and the GRSP accounts.

     (11) "Books and Records" means all books, records, files and papers of the Vendor including drawings, engineering information, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and all copies and recordings of the foregoing, but excluding the Vendor's minute books and other like corporate records.

     (12) "Business" means the business of payroll processing and payroll management carried on by the Vendor.

     (13) "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

     (14) "Canadian Dollars" means the lawful currency of Canada.

     (15) "CIBC Plan Employees" has the meaning given in Section 9.3(2).

     (16) "CIBC Plans" means the Canadian Imperial Bank of Commerce Contributory Pension Plan and the Canadian Imperial Bank of Commerce Non-Contributory Pension Plan.

     (17) "Claim" has the meaning given in Section 7.1.

     (18) "Closing" means the completion of the purchase and sale of the Assets in accordance with the provisions of this Agreement.


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     (19) "Closing Date" means March 10, 1998 or such earlier or later date as may be agreed upon in writing by the Parties.

     (20) "Closing Statements" has the meaning given in Section 2.6(1).

     (21) "Closing Time" means the time of closing on the Closing Date provided for in Section 4.1.

     (22) "Comcheq Fund" has the meaning given in Section 9.3(1).

     (23) "Comcheq Plan" means the Retirement Plan for the Employees of Comcheq Services Limited.

     (24) "Computer Software" means all computer software and all copyright and other rights and interests in all computer software (in source code, object code, machine readable and human readable forms) Related to the Business including all associated documentation and technical information sufficient to permit the Purchaser to understand, operate, support and modify such computer software, including the Vendor's Computer Software and the Third Party Software; and

          "Vendor's Computer Software" means the Computer Software identified in Schedules 6.2(13)(a)(i) and 6.2(13)(a)(ii).

     (25) "Consents and Approvals" means (a) the consents and approvals listed in Schedule 1.1(25); and (b) all other consents, approvals, orders and authorizations of any Person (or registrations, declarations, filings or recordings with any Person) required in connection with the completion of the transaction contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement other than such consents, approvals and authorizations of parties to Contracts which, if not obtained, would not individually or in the aggregate, result in a Material Adverse Change.

     (26) "Contracts" means all rights and interests of the Vendor in all pending and/or executory contracts to or by which the Vendor or any of the Assets or Business is bound or entitled to benefits including contracts in progress, the Material Contracts and the Leases, but excluding the Employee Plans.

     (27) "Copyright" means all copyright in and to works which are Related to the Business excluding Computer Software; and

          "Vendor's Copyright" means all Copyright owned by the Vendor, including the Copyright identified in Schedule 6.2(13)(b).

     (28) "Deposit" means the deposit in the amount of U.S. $2,950,000 paid by the Purchaser to Blake, Cassels & Graydon pursuant to the Letter to Intent, and held


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          in trust by Blake, Cassels & Graydon in an           interest
          bearing account of CIBC, to be disbursed pursuant to
          Section 2.5.

     (29) "DPSP" and "DPSP Fund" have the meanings given in Section 9.3(4).

     (30) "Effective Time" means 5:00 a.m. Central Standard Time on the day immediately following the Closing Date or such other time as the Parties may agree.

     (31) "Effective Time Net Book Value" means the amount by which the book value of the Assets exceeds the book value of the Assumed Liabilities as at the Effective Time, all as shown in the Statement of Assets and Liabilities.

     (32) "Employee" means an individual who is employed by the Vendor including those on long term disability, short term disability, statutory leave or other approved absence; and "Employees" means every Employee.

     (33) "Employee Plans" has the meaning given in Section 6.2(18).

     (34) "Employment Contracts" has the meaning given in Section 6.2(17)(b).

     (35) "Excluded Assets" means

          (a) all cash on hand or in banks or other depositories (including treasury-bills, bonds and other like instruments) (which for greater certainty, does not include any cash held as part of the Assets Under Administration - Payroll Account);

          (b) any Tax refunds arising on or before the Closing which have not yet been paid to the Vendor; and

          (c) those items marked with an asterisk on the interim balance sheet of the Vendor prepared as of February 28, 1998 and forming part of Schedule 6.2(7), which items will be excluded from the Statement of Assets and Liabilities.

     (36) "Excluded Liabilities" means all Liabilities of the Vendor (other than the Assumed Liabilities) including, without limitation:

          (a)  all income taxes payable; and

          (b) any liability for any fees payable to CIBC Oppenheimer Corp. in connection with the transactions contemplated by this Agreement.

     (37) "Financial Statements" has the meaning given in Section 6.2(7).


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     (38) "GAAP" means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.

     (39) "GRSPs" and "GRSP accounts" have the meanings given in Section
          9.3(5).

     (40) "GST" means goods and services tax imposed under Part IX of the Excise Tax Act (Canada).

     (41) "Inactive Employees" means the Employees who, as of the Closing Date, are on short term disability, long term disability or statutory leave or approved absence.

     (42) "including" means "including without limitation", and "includes" means "includes without limitation".

     (43) "Indemnified Party" means a Person whom the Vendor, CIBC or the Purchaser, as the case may be, has agreed to indemnify under
          Article 7.

     (44) "Indemnifying Party" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 7.

     (45) "Intellectual Property" means the Trade-marks, Computer Software, Copyrights, Patents and Technology.

     (46) "Interim Net Book Value" means the Vendor's good faith estimate of the Effective Time Net Book Value, which estimate shall be delivered to the Purchaser no later than three (3) Business Days prior to the Closing Date.

     (47) "Interim Period" means the period from the date of this Agreement to the Closing.

     (48) "Interim Unrealized Gain (Mortgages Investment)" means
          $2,066,621.00, being the Vendor's good faith estimate of the Unrealized Gain (Mortgages Investment).

     (49) "Leased Premises" means all real property that is leased or occupied by the Vendor under the Premises Leases.

     (50) "Leases" means Personal Property Leases and Premises Leases.

     (51) "Letter of Intent" means the letter of intent signed by the Parties on January 26, 1998.

     (52) "Liabilities" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed,


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          contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment, undertaking or Applicable Law.

     (53) "Lien" means any lien, mortgage, charge, security interest, prior assignment, lease, sublease, right to possession, encumbrance or claim, which affects the right, title or interest in or to any particular property.

     (54) "Material Adverse Change" means a change in the condition or operation of the Business which has affected or could reasonably be expected to materially adversely affect the value, condition (financial or otherwise), or prospects of the Business or the Assets.

     (55) "Material Contract" means any agreement (whether oral or written) to which the Vendor is a party or by which the Vendor or any of the Assets or the Business is bound but does not include (a) any agreement which involves or may reasonably be expected to involve the payment to or by the Vendor of less than $100,000 over the one year period commencing on February 1, 1998 and (b) the Employee Plans, Leases and Contracts in respect of the Intellectual Property.

     (56) "Mortgages Investment" means the investments in the Assets Under Administration - Payroll Account listed in Schedule 1.1(86).

     (57) "Obligations - Payroll Account" means the payroll liabilities and customer advances on payrolls maintained by the Vendor as an ancillary aspect of its payroll processing and payroll management system.

     (58) "Party" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and "Parties" means every Party.

     (59) "Patents" means all inventions, industrial designs, patents and registrations and applications for registration for any of the foregoing, Related to the Business; and

          "Vendor's Patents" means all Patents owned by the Vendor, including the Patents identified in Schedule 6.2(13)(c).

     (60) "Payroll Account Adjustment Amount" has the meaning given in
          Section 3.4.

     (61) "Payroll Account Adjustment Date" has the meaning given in Section
          3.4.

     (62) "Payroll Account Closing Statement" has the meaning given in
          Section 3.3.

     (63) "Pension Plans" means the Comcheq Plan and the CIBC Plans.

     (64) "Permitted Liens" means:


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          (a)  Liens for Taxes if such Taxes are not due and payable;

          (b) mechanics', construction, carriers', workers', repairers', storers' or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material; and

          (c) the Liens listed in Schedule 1.1(64) to the extent they secure Assumed Liabilities.

     (65) "Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

     (66) "Personal Property" means all machinery, equipment, furniture, motor vehicles and other chattels Related to the Business owned or leased by the Vendor.

     (67) "Personal Property Leases" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements Related to the Business.

     (68) "Premises Leases" means all the leases, agreements to lease, subleases, licence agreements and occupancy or other agreements relating to the Leased Premises.

     (69) "Prepaid Amounts" means all pre-payments, prepaid charges, deposits, sums and fees made by the Vendor.

     (70) "Prime Rate" means the prime rate of interest per annum quoted by CIBC from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which CIBC refers to as its "prime rate", as such rate may be changed from time to time.

     (71) "Purchase Price" has the meaning given in Section 2.3.

     (72) "Purchaser's Welfare Benefit Plans" has the meaning given in
          Section 9.4.

     (73) "QST" means the sales tax imposed under the Quebec Sales Tax Act.

     (74) "Receivables" means all accounts receivable Related to the Business together with any unpaid interest accrued thereon.

     (75) "Related to the Business" means, directly or indirectly, used in, arising from or relating in any manner to the Business.


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     (76) "Rights" has the meaning given in Section 4.5.

     (77) "Statement of Assets and Liabilities" has the meaning set forth in
          Section 2.6.

     (78) "Taxes" means all taxes including all income, sales, use, goods and services, capital, capital gains, alternative, withholding, payroll, employer health, excise, real property and personal property taxes.

     (79) "Technology" means all processes, data, trade secrets, designs, know-how, technology, technical information, reports and similar materials recording or evidencing expertise or information Related to the Business, excluding Patents, Computer Software and any information that is in the public domain; and

          Vendor's Technology" means all Technology owned by the Vendor, including the Technology identified in Schedule 6.2(13)(d).

     (80) "Third Party Claim" has the meaning given in Section 7.5.

     (81) "Third Party Software" means the Computer Software identified in
          Schedule 6.2(13)(e)(i) and the Computer Software relating to the licences identified in Schedule 6.2(13)(e)(ii).

     (82) "To the Best of the Vendor's and CIBC's Knowledge" means to the best of the knowledge of the Vendor, or John Bowden (Director, Comcheq), Robin A. Stansfield (Senior Vice President, CIBC), Christine Govern (Manager, CIBC) or Mark Crestohl (Counsel, CIBC).

     (83) "To the Best of CIBC's Knowledge" means to the best of the knowledge of John Bowden, Robin A. Stansfield, Christine Govern or Mark Crestohl.


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     (84) "Trademarks" means all trademarks, trade names, designs, graphics, logos and business names and other commercial symbols Related to the Business, excluding those portions of all trademarks, trade names, designs, graphics, logos and business names and all other commercial symbols Related to the Business which include, refer to or otherwise identify CIBC; and

          "Vendor's Trademarks" means all Trademarks identified in Schedule 6.2(13)(f).

     (85) "Transfer Election" has the meaning given in Section 4.5.

     (86) "Unrealized Gain (Mortgages Investment)" means the amount by which the fair market value of the Mortgages Investment exceeds the book value of the Mortgages Investment, as of February 28, 1998, calculated employing the methodology used by TAL Investment Counsel Ltd. prior to the date hereof to determine the value of the Mortgages Investment.

     (87) "Vendor's Welfare Benefit Plans" has the meaning given in Section
          9.4.

1.2 Headings and Table of Contents. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

     (1) all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

     (2) any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds; and

     (3) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available not later than 2:00 p.m. (Toronto time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.6 Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period


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          shall be excluded.

1.7 Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.8 Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement.

                                ARTICLE 2

                           PURCHASE OF ASSETS

2.1 Agreement to Purchase and Sell. On the Closing Date, effective as of the Effective Time and subject to the terms and conditions of this
Agreement:

     (1) the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Assets as they exist at the Effective Time; and

     (2)  the Purchaser shall assume the Assumed Liabilities.

2.2 No Assumption of Other Liabilities. For greater certainty, the Purchaser is not assuming and shall not be responsible for any of the liabilities, debts or obligations of the Vendor, whether present or future, absolute or contingent and whether or not relating to the Business, other than the Assumed Liabilities.

2.3 Amount of Purchase Price. The purchase price payable by the Purchaser to the Vendor for the Assets (the "Purchase Price") shall be equal to the sum of:

     (1)  $138,460,962;

     (2)  the Effective Time Net Book Value; and

     (3)  the Unrealized Gain (Mortgages Investment).

2.4 Payment of Purchase Price. The Purchase Price shall be paid and satisfied as follows:

     (1) at the Closing, the Purchaser shall pay to the Vendor an amount equal to $138,460,962 plus the Interim Net Book Value plus the Interim Unrealized Gain (Mortgages Investment);

     (2) on the Adjustment Date, the Adjustment Amount shall be paid in the manner


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          provided for in Section 2.7; and

     (3) any difference between the Interim Unrealized Gain (Mortgages Investment) and the Unrealized Gain (Mortgages Investment) shall be paid by the applicable Party as provided for in Section 2.7.

In addition, at the Effective Time, the Purchaser shall assume the Assumed Liabilities by the execution and delivery of a general conveyance and assumption of liabilities agreement substantially in the form of
Exhibit 4.2(1).

2.5 Deposit. The Deposit shall be disbursed in accordance with the following provisions:

     (1) if the Closing occurs on the Closing Date, then the Deposit plus all interest earned thereon shall be released from trust and paid to Ceridian Corporation within five (5) Business Days after the Closing Date;

     (2) if the Closing does not occur on the Closing Date for one of the following reasons:

          (a) despite using its reasonable best efforts, any Party fails to obtain any of the Consents and Approvals,

          (b) either CIBC or the Vendor determines unilaterally not to proceed with the Closing, or

          (c) subsequent to the date hereof, the Purchaser discovers a condition or conditions which could reasonably be expected to adversely affect the value of the Business taken as a whole by an aggregate of $5,000,000.00 or more and which condition or conditions was or were not disclosed to the Purchaser by CIBC or the Vendor prior to the date hereof,


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          then the Deposit plus all interest earned thereon shall be released from trust and paid to Ceridian Corporation within five (5)
          Business Days after the Closing Date; or

     (3) if the Closing does not occur on the Closing Date for any reason other than those enumerated in Section 2.5(2) above, then the Deposit plus the interest earned thereon shall be released from trust and paid to the Vendor within five (5) Business Days after the Closing Date.

2.6       Preparation of Closing Statements.

     (1) As soon as practicable, and in any event within 30 Business Days after the Closing Date, the Vendor shall prepare and deliver to the Purchaser (a) unaudited financial statements of the Vendor for the period beginning on the first day of the current financial year of the Vendor and ending at the Effective Time, comprising a balance sheet, an income statement and a statement of changes in financial position, prepared in accordance with GAAP in a manner consistent with the Financial Statements (the "Closing Statements") and (b) a statement (the "Closing Mortgages Investment Statement") detailing the manner in which the Unrealized Gain (Mortgages Investment) was calculated and setting forth the Unrealized Gain (Mortgages Investment), based on market value calculations prepared by TAL Investment Counsel Ltd. The Closing Statements shall also include a statement in the form of Exhibit 2.6(1) setting forth the Assets and Assumed Liabilities as of the Effective Time, prepared in accordance with GAAP in a manner consistent with the Financial Statements (the "Statement of Assets and Liabilities") provided, however, that there shall be reflected in the Statement of Assets and Liabilities (i) a contra asset line item in the amount of $28,389 reflecting the time value discount of the "Interest Receivable" line item until date of collection and (ii) a liability line item in the amount of $159,091, reflecting 7/11 of $250,000 related to stay bonuses for five of the Vendor's officers.

     (2) During the period from the Closing Date until the date of delivery of the Closing Statements and the Closing Mortgages Investment Statement, the Purchaser will give the Vendor and its agents and representatives such assistance and access to the Books and Records as the Vendor and its agents and representatives may reasonably request to enable them to prepare the Closing Statements and the Closing Mortgages Investment Statement.

     (3) The Statement of Assets and Liabilities shall be conclusive of the amount of the Effective Time Net Book Value and be final and binding upon the Parties unless on or before the 30th Business Day after the date on which the Closing Statements are delivered to the Purchaser, the Purchaser gives to the Vendor a notice of objection to any matter stated in the Closing Statements.


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     (4)  The Closing Mortgages Investment Statement shall be conclusive of the Unrealized Gain (Mortgages Investment) and shall be final and binding upon the Parties unless on or before the 30th Business Day after the date on which the Closing Mortgages Investment Statement is delivered to the Purchaser, the Purchaser gives to the Vendor a notice of objection stating that, in the Purchaser's opinion (a) the method used to value the Unrealized Gain (Mortgages Investment) is not a generally accepted valuation method which would be employed by a valuer qualified to value the Unrealized Gain (Mortgages Investment), acting reasonably; or (b) an error has been made in calculating the Unrealized Gain (Mortgages Investment). In the case of Section 2.6(4)(a), the Purchaser shall have the burden of demonstrating the correctness of such opinion and of proposing an alternative methodology.

     (5) If the Purchaser gives a notice of objection pursuant to Section 2.6(3) or 2.6(4), then the Vendor and the Purchaser shall consult with each other with respect to the objection. If they are unable to reach agreement within 10 Business Days after the notice of objection has been given, then the dispute shall be resolved by Deloitte & Touche (the "Accountant"). The resolution of the dispute by the Accountant will be final and binding on the Parties. The fees and expenses of the Accountant, unless otherwise agreed by the Parties, will be borne equally by the Vendor and the Purchaser.

2.7       Payments on Adjustment Date(s).

     (1) If the Purchaser has not delivered a notice of objection pursuant to Section 2.6 (3), then on the 35th Business Day after delivery of the Closing Statements pursuant to Section 2.6(1) (the "Adjustment Date"), an amount (the "Adjustment Amount") equal to the absolute amount of difference between:

          (a)  the Effective Time Net Book Value, and

          (b)  the Interim Net Book Value,

          shall be paid in the following manner (subject, however, to the provisions of section 2.7(2)):

          (c) if the amount referred to in Section 2.7(1)(a) is greater than the amount referred to in Section 2.7(1)(b), then the Purchaser will pay to the Vendor an amount equal to the Adjustment Amount plus interest on the Adjustment Amount at the Prime Rate from the Closing Date to the date of payment; or

          (d) if the amount referred to in Section 2.7(1)(a) is less than the amount referred to in Section 2.7(1)(b), then the Vendor will pay to the Purchaser an amount equal to the Adjustment Amount plus interest on the Adjustment Amount at the Prime Rate from the Closing Date to the date of payment.

     (2) If the Purchaser gives a notice of objection to the Closing Statements pursuant to Section 2.6(3), then the Purchaser or the Vendor, as the case may be, shall pay the portion, if any, of the Adjustment Amount in respect of which there is no objection plus interest on that undisputed portion of the Adjustment Amount in accordance with Section 2.7(1) on the Adjustment Date. Upon the resolution of the dispute with respect to the Closing Statements, the Purchaser or the Vendor, as the case may be, shall pay any additional amounts or overpayments, as the case may be, as are determined to be payable, together with interest thereon, in accordance with the provisions of Section 2.7(1).

     (3) If the Purchaser has not delivered a notice of objection pursuant to Section 2.6 (4), then on the 35th Business Day after delivery of the Closing Mortgages Investment Statement pursuant to Section 2.6(1) (the "Mortgages Adjustment Date"), an amount (the "Mortgages Adjustment Amount") equal to the absolute amount of difference between:

          (a)  the Unrealized Gain (Mortgages Investment), and

          (b)  the Interim Unrealized Gain (Mortgages Investment),

          shall be paid in the following manner (subject, however, to the provisions of Section 2.7(4)):

          (c) if the amount referred to in Section 2.7(3)(a) is greater than the amount referred to in Section 2.7(3)(b), then the Purchaser will pay to the Vendor an amount equal to the Mortgages Adjustment Amount plus interest on the Mortgages Adjustment Amount at the Prime Rate from the Closing Date to the date of payment; or

          (d) if the amount referred to in Section 2.7(3)(a) is less than the amount referred to in Section 2.7(3)(b), then the Vendor will pay to the Purchaser an amount equal to the Mortgages Adjustment Amount plus interest on the Mortgages Adjustment Amount at the Prime Rate from the Closing Date to the date of payment.

     (4) If the Purchaser gives a notice of objection to the Closing Mortgages Investment Statement pursuant to Section 2.6(4), then the Purchaser or the Vendor, as the case may be, shall pay the portion, if any, of the Mortgages Adjustment Amount in respect of which there is no objection plus interest on that undisputed portion of the Adjustment Amount in accordance with Section 2.7(3) on the Adjustment

          Date. Upon the resolution of the dispute with respect to the Closing Mortgages Investment Statement, the Purchaser or the Vendor, as the case may be, shall pay any additional amounts or overpayments, as the case may be, as are determined to be payable, together with interest thereon, in accordance with the provisions of Section 2.7(3).

2.8 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 2.8. The Purchaser and the Vendor shall follow the agreed allocation in Schedule 2.8 in determining and reporting their liabilities for any Taxes and, without limitation, shall file their respective income tax returns prepared in accordance with such allocations.

2.9 Section 22 and Section 20(24) Elections. The Purchaser and the Vendor shall execute jointly an election in the prescribed form under section 22 of the Income Tax Act (Canada) in respect of the Receivables and shall each file such election with their respective tax returns for their respective taxation years that include the Effective Time. The Purchaser and the Vendor shall execute jointly an election in the prescribed manner under subsection 20(24) of the Income Tax Act (Canada) in respect of all deposits and other prepayments received by the Vendor from customers of the Business.

2.10 GST Election and QST Election. At the Closing, the Vendor and the Purchaser shall execute jointly an election under section 167 of the Excise Tax Act (Canada) to have the sale of the Assets take place on a GST-free basis under Part IX of the Excise Tax Act (Canada) and shall execute jointly an election under Section 75 of the Quebec Sales Tax Act to have the sale of Assets take place on a QST-free basis under the Quebec Sales Tax Act and the Purchaser shall file such elections with its GST and QST returns for the reporting period in which the sale of the Assets takes place. The Purchaser shall indemnify and hold harmless the Vendor in respect of any GST, QST, penalties and interest that may be assessed against the Vendor under the Excise Tax Act (Canada) or the Quebec Sales Tax Act in the event that any such election may not be made in respect of the transaction contemplated by this Agreement.

2.11 Objections or Appeal. If Revenue Canada or any provincial or other authority does not accept or recognize the elections referred to in Sections
2.9 and 2.10 above in whole or in part, or issues or proposes to issue an adverse assessment for Taxes with respect to the sale of the Assets to the Purchaser pursuant hereto, the Vendor and CIBC shall cooperate with the Purchaser in the exercise of all rights of objection or appeal.

                               ARTICLE 3

                           PAYROLL ACCOUNT

3.1 Transfer and Assumption. On the Closing Date, effective as of the Effective Time, the Vendor shall transfer to the Purchaser the Assets Under Administration - Payroll Account and the Purchaser shall assume the Obligations - Payroll Account. The Vendor shall ensure that at the Effective Time, the book value of the Assets Under Administration - Payroll Account shall equal

(as nearly as possible) the amount of the obligations under the Obligations - Payroll Account.

3.2       Payroll Account Closing Statement.

     (1) As soon as possible, and in any event within 30 Business Days after the Closing Date, the Vendor shall prepare and deliver to the Purchaser a statement (the "Payroll Account Closing Statement") showing the book value of the Assets Under Administration - Payroll Account and the amount of the obligations under the Obligations - Payroll Account (collectively, the "Final Payroll Account Amounts"), all as at the Effective Time.

     (2) During the period from the Closing Date until the date of delivery of the Payroll Account Closing Statement, the Purchaser will give the Vendor and its agents and representatives such assistance and access to the records relating to the Assets Under Administration - Payroll Account and the Obligations - Payroll Account as the Vendor and its agents and representatives may reasonably request to enable them to prepare the Payroll Account Closing Statement.

     (3) The Payroll Account Closing Statement shall be conclusive of the amount of the Final Payroll Account Amounts and shall be final and binding upon the Parties unless on or before the 30th Business Day after the date on which the Payroll Account Closing Statement is delivered to the Purchaser, the Purchaser gives to the Vendor a notice of objection to any matter stated in the Payroll Account Closing Statement.

     (4) If the Purchaser gives a notice of objection pursuant to Section 3.2(3), then the Vendor and the Purchaser shall consult with each other with respect to the objection. If they are unable to reach agreement within 10 Business Days after the notice of objection has been given, then the dispute shall be resolved by the Accountant. The resolution of the dispute by the Accountant will be final and binding on the Parties. The fees and expenses of the Accountant, unless otherwise agreed by the Parties, will be borne equally by the Vendor and the Purchaser.

3.3       Payroll Account Adjustment.

     (1) If the Purchaser has not delivered a notice of objection pursuant to Section 3.2(3), then on the 35th Business Day after delivery of the Payroll Account Closing Statement (the "Payroll Account Adjustment Date"), an amount (the "Payroll Account Adjustment Amount") equal to the absolute amount of the difference between:

          (a) the book value of the Assets Under Administration - Payroll Account (as at the Effective Time); and

          (b) the book value of the Obligations - Payroll Account (as at the effective Time),

          shall be paid in the following manner (subject, owever, to the provisions of Section 3.3(2)):

          (c) if the amount referred to in Section 3.3(1)(a) is greater than the amount referred to in Section 3.3(1)(b), the Purchaser will pay to the Vendor an amount equal to the Payroll Account Adjustment Amount plus interest thereon at the Prime Rate from the Closing Date to the date of payment, or

          (d) if the amount referred to in Section 3.3(1)(a) is less than the amount referred to in Section 3.3(1)(b), the Vendor will pay to the Purchaser an amount equal to the Payroll Account Adjustment Amount plus interest thereon at the Prime Rate from the Closing Date to the date of payment.

     (2) If the Purchaser gives a notice of objection to the Payroll Account Closing Statement pursuant to Section 3.2(3), then the Purchaser or the Vendor, as the case may be, shall pay the portion, if any, of the Payroll Account Adjustment Amount in respect of which there is no objection plus interest on that undisputed portion of the Payroll Account Adjustment Amount in accordance with Section 3.3(1) on the Payroll Account Adjustment Date. Upon the resolution of the dispute with respect to the Payroll Account Closing Statement, the Purchaser or the Vendor, as the case may be, shall pay any additional amounts or overpayments, as the case may be, as are determined to be payable, together with interest thereon, in accordance with the provisions of Section 3.3(1).

                                     ARTICLE 4

                               CLOSING ARRANGEMENTS

4.1 Closing. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Blake, Cassels & Graydon in Toronto, Ontario, or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.

4.2 Vendor's Closing Deliveries. At the Closing, the Vendor and CIBC shall deliver or cause to be delivered to the Purchaser the following documents:

     (1) a general conveyance and assumption of liabilities agreement, duly executed by the Vendor substantially in the form of Exhibit 4.2(1);

     (2) a "corporate" certificate of the secretary or other officer of the Vendor;

     (3) evidence in form satisfactory to the Purchaser acting reasonably that the Consents and Approvals have been obtained;

     (4)  the elections referred to in Section 2.10;

     (5) a Non-Compete Agreement between CIBC and the Vendor and the Purchaser, duly executed by the Vendor and CIBC substantially in the form of Exhibit 4.2(5);

     (6) all deeds of conveyance, bills of sale, assurances, transfers, assignments, consents and such other agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement;

     (7) a Transitional Services Agreement between CIBC and the Purchaser duly executed by CIBC substantially in the form of Exhibit 4.2(7);

     (8) a Referral Agreement between the Purchaser and CIBC, duly executed by CIBC substantially in the form of Exhibit 4.2(8);

     (9) a Marketing Understanding between CIBC, Ceridian Corporation and the Purchaser, duly executed by CIBC substantially in the form of
          Exhibit 4.2(9);

     (10) a list of all Inactive Employees as of the Closing Date;

     (11) an opinion of Blake, Cassels & Graydon regarding the Vendor addressed to the Purchaser and Osler, Hoskin & Harcourt substantially in the form of Exhibit 4.2(11); and

     (12) an opinion of in-house counsel of CIBC addressed to the Purchaser and Osler, Hoskin & Harcourt substantially in the form of Exhibit 4.2(12).

4.3 Purchaser's Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents and payments:

     (1) a general conveyance and assumption of liabilities agreement, duly executed by the Purchaser substantially in the form of Exhibit 4.2(1);

     (2) a "corporate" certificate of the Secretary or other officer of the Purchaser;

     (3)  the payments referred to in Section 2.3 and Section 3.2;

     (4)  the elections referred to in 2.10;

     (5) a Non-Compete Agreement between CIBC and the Vendor and the Purchaser, duly executed by the Purchaser substantially in the form of Exhibit 4.2(5);

     (6) a Transitional Services Agreement between CIBC and the Purchaser, duly executed by the Purchaser substantially in the form of Exhibit 4.2(7);

     (7) a Referral Agreement between the Purchaser and CIBC duly executed by the Purchaser substantially in the form of Exhibit 4.2(8);

     (8) a Marketing Understanding between CIBC, Ceridian Corporation and the Purchaser covering the distribution of alternative products, duly executed by Ceridian Corporation and the Purchaser substantially in the form of Exhibit 4.2(9);

     (9) an opinion of Osler, Hoskin & Harcourt addressed to the Vendor and Blake, Cassels & Graydon substantially in the form of Exhibit 4.3(9); and

     (10) all such other assurances, consents, documents, agreements and instruments as may reasonably be required by the Vendor to complete the transactions provided for in this Agreement.

4.4 Possession. On the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser possession of the Assets.

4.5 Non-Transferable and Non-Assignable Assets. To the extent that any of the Assets to be transferred to the Purchaser on the Closing, or any claim, right or benefit arising under or resulting from such Assets, or any non-solicitation, non-competition, or similar covenant or agreement in respect of the Business (collectively, the "Rights") is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any Applicable Law unless the approval, consent or waiver of such third Person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Purchaser contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing and until all such Rights are transferred to the Purchaser, the Vendor shall:

     (a) maintain its existence and hold the Rights in trust for the Purchaser; and

     (b) cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Purchaser;

     provided, however, that the Purchaser shall:

     (c) comply with the terms and provisions of the Rights at the Purchaser's cost and for the Purchaser's benefit; and

     (d) enforce, at the discretion of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights.

The Purchaser shall indemnify and hold the Vendor harmless from and against any claim or Liability under or in respect of such Rights arising because of any action of the Vendor (which is commercially reasonable) or the Purchaser taken pursuant to this Section.

                                    ARTICLE 5

                             CONDITIONS OF CLOSING

5.1 Purchaser's Conditions. The Purchaser shall not be obliged to complete the purchase and sale of the Assets pursuant to this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time; and the Vendor and CIBC agree with the

Purchaser to take all such actions, steps and proceedings as are reasonably within their control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

     (1) Truth and Accuracy of Representations and Warranties. All of the representations and warranties of CIBC and the Vendor made in or pursuant to this Agreement shall be true and correct as at the Closing Time.

     (2) Vendor's Compliance. The Vendor and CIBC shall have performed and complied with, in all material respects, all of the terms and conditions in this Agreement on their part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Section
          4.2 or elsewhere in this Agreement.

     (3) No Litigation. There shall be no litigation or proceedings pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement.

     (4)  Competition Act.  Either:

          (a)  The Purchaser shall have obtained either:

               (i) an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) to the effect that the Director of Investigation and Research under that Act is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement; or

               (ii) written notification pursuant to Section 123 of the
                    Competition Act (Canada) that the Director of Investigation and Research under that Act does not at that time intend to make application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement; or

          (b) the waiting period prescribed by Section 123 of the Competition Act (Canada) shall have expired unless within that waiting period the Director of Investigation and Research under that Act has notified the Purchaser that he intends to make application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement.

     (5) Consents and Approvals. All of the Consents and Approvals shall have been obtained.

5.2 Condition not Fulfilled. If any condition in Section 5.1 has not been fulfilled at or before the Closing Time, then the Purchaser may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

     (1) terminate this Agreement by notice to the Vendor, in which event the Purchaser shall be released from its obligations under this Agreement to complete the purchase of the Assets; or

     (2) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

5.3 Vendor's and CIBC's Conditions. Neither the Vendor nor CIBC shall be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendor and CIBC, and may be waived, in whole or in part, in writing by the Vendor and CIBC at any time; and the Purchaser agrees with the Vendor and CIBC to take all such actions, steps and proceedings as are reasonably within the Purchaser's control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

     (1) Truth and Accuracy of Representations and Warranties. All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time.

     (2) Purchaser's Compliance. The Purchaser shall have performed and complied with in all material respects all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendor at the Closing Time all the documents contemplated in
          Section 4.3 or elsewhere in this Agreement.

     (3) No Litigation. There shall be no litigation or proceedings pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement.

     (4)  Competition Act.  Either:

          (a)  The Purchaser shall have obtained either:

               (i) an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) to the effect that the Director of Investigation and Research under that Act is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement; or

               (ii) written notification pursuant to Section 123 of the
                    Competition Act (Canada) that the Director of Investigation and Research under that Act does not at that time intend to make application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement; or

          (b) the waiting period prescribed by Section 123 of the Competition Act (Canada) shall have expired unless within that waiting period the Director of Investigation and Research under that Act has notified the Purchaser that he intends to make application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement.

5.4 Condition not Fulfilled. If any condition in Section 5.3 shall not have been fulfilled at or before the Closing Time, then the Vendor or CIBC may, without limiting any rights or remedies available to the Vendor or CIBC at law or in equity, either:

     (1) terminate this Agreement by notice to the Purchaser in which event the Vendor and CIBC shall be released from all obligations under this Agreement; or

     (2) waive compliance with any such condition without prejudice to its (or their) right of termination in the event of non-fulfilment of any other condition.

                                    ARTICLE 6

                          REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of CIBC. CIBC represents and warrants to the Purchaser as follows:

     (1) Incorporation of CIBC. CIBC is a bank incorporated under the laws of Canada.

     (2) Authorization by CIBC. CIBC has the power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary action on the part of CIBC.

     (3) Enforceability of CIBC's Obligations. This Agreement constitutes a valid and binding obligation of CIBC enforceable against CIBC in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by CIBC and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the letters patent or by-laws of CIBC or any Applicable Law.

     (5) Litigation. Except as listed in Schedule 6.2(15), there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or tribunal or governmental or non-governmental body pending or, To the Best of CIBC's Knowledge, threatened by or against CIBC Related to the Business or affecting the Business or the operations or capital of the Vendor or the transactions contemplated by this Agreement.

     (6) Regulatory Approvals. Other than as provided in the Competition Act (Canada), no governmental or regulatory authorization, approval, order, consent or filing is required on the part of CIBC, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of CIBC's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

     (7) Non-Competition. Except as would be permitted by the Non-Compete Agreement to be entered into by CIBC, the Purchaser and the Vendor as contemplated by Section 4.2(5), neither CIBC nor any of its Affiliates carry on any Competing Business (as defined under such agreement).

6.2 Representations and Warranties of the Vendor. The Vendor represents and warrants to the Purchaser as follows:

     (1) Incorporation of Vendor. The Vendor is a corporation incorporated under the laws of Canada. The Vendor has the corporate power and authority and is qualified to own and dispose of the Assets.

     (2) Authorization by Vendor. The Vendor has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Vendor.

     (3) Enforceability of Vendor's Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) Title to Assets. The Vendor has good and marketable title to the Assets (other than the Intellectual Property, the title to which is addressed in Section 6.2(13)) free and clear of any and all Liens, except for Permitted Liens. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of the Business or any of the Assets out of the ordinary course of business.

     (5) Residence of Vendor. The Vendor is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).

     (6) Bankruptcy. The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Vendor has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Vendor or any of the Assets.

     (7) Financial Statements. Attached as Schedule 6.2(7) are the annual unaudited financial statements of the Vendor for the fiscal year ended October 31, 1997 (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, except for the footnotes that would be required by GAAP for such statements. The balance sheet contained in such Financial Statements fairly presents all of the assets and liabilities of Vendor and the financial position of the Vendor as at October 31, 1997 and the statements of earnings and retained earnings contained in the Financial Statements fairly present the results of operations for the periods indicated. Also attached as Schedule 6.2(7) are the interim unaudited financial statements of the Vendor for the four months ended February 28, 1998. The balance sheet contained in such interim unaudited financial statements fairly presents all of the assets and liabilities of the Vendor and the financial position of the Vendor as of February 28, 1998 and the statements of earnings and retained earnings contained in such interim financial statements fairly present the results of operations for the periods indicated; however, the Vendor makes no representation or warranty respecting the compliance of such statements with GAAP.

     (8) Absence of Certain Changes or Events. Since the date of the Financial Statements, the Vendor has not:

          (a)  suffered any Material Adverse Change;

          (b) disposed of any of the Assets reflected on the balance sheet forming part of the Financial Statements, except in the ordinary course of business;

          (c) changed any accounting or costing systems or methods in any material respect;

          (d) incurred or assumed any Liabilities, except in the normal course of business;

          (e) mortgaged, pledged, granted a security interest in or otherwise encumbered any of the Assets, except in the normal course of business; or

          (f) entered into any Material Contract that was not in the normal course of business.

     (9) Leased Premises. Schedule 6.2(9) lists all the Premises Leases to which the Vendor is a party. Except as listed in Schedule 6.2(9), each Premises Lease is in full force and effect and is unamended by oral or written Agreement. All payments required to be made by the Vendor pursuant to the Premises Leases have been duly made and the Vendor is not otherwise in material default in meeting its obligations under any of the Premises Leases. The Vendor does not own any real property.

     (10) Material Contracts. Schedule 6.2(10) lists all the Material Contracts. To the Best of the Vendor's and CIBC's Knowledge each Material Contract is in full force and effect, unamended by written or oral agreement.

     (11) Customers. The Vendor has provided to the Purchaser a true and complete list of all the customers of the Business as at February 27, 1998. Schedule 6.2(11) sets out a list of all customers of the Business for which the customer contract's terms and conditions materially differ from the form attached to Schedule 6.2(11).

     (12) Receivables. The Receivables are valid obligations which arose in the ordinary course of business, have been properly recorded in the ordinary course of business, are not subject to any offset or counterclaim except in the ordinary course of business, and, after taking into account all provisions, allowances and reserves for doubtful accounts to be reflected in the Statement of Assets and Liabilities, are, in the aggregate, good and collectible at the recorded amounts due.

     (13) Intellectual Property.

          (a) Except for computer software which is owned by CTI-ComTel Inc. and embedded in the Vendor's Computer Software, the Vendor is the owner of the Vendor's Computer Software identified in
               Schedule 6.2(13)(a)(i), the Vendor's Copyright, the Vendor's Patents, the Vendor's Technology and the Vendor's Trademarks free and clear of any and all Liens, except for Permitted Liens.

          (b) The Vendor is the owner of all registrations and applications for registration of the Vendor's Copyrights, the Vendor's Trademarks and the Vendor's Patents.

          (c) All of the registrations and applications for registration of the Vendor's Copyrights, the Vendor's Trademarks and the Vendor's Patents are in good standing and are recorded in the name of the Vendor.

          (d) Except as disclosed in Schedule 6.2(13)(g), the Vendor has not granted any right, licence or interest to the Vendor's Copyright, the Vendor's Patents, the Vendor's Technology or the Vendor's Trademarks to any Person.

          (e) With the exception of any licences granted by the Vendor to customers of the Vendor, the Vendor has not granted any right, licence or interest to the Vendor's Computer Software to any Person.

          (f) Except as disclosed in Schedule 6.2(13)(h), no Person has challenged (i) the validity of any trademark registration for the Vendor's Trademarks, any registration for the Vendor's Copyrights or any of the Vendor's Patents;(ii) the Vendor's title to the Vendor's Trademarks, the Vendor's Copyrights, the Vendor's Patents, the Vendor's Technology or the Vendor's Software; or (iii) the Vendor's use of or right to use the Intellectual Property.

          (g) To the Best of the Vendor's and CIBC's Knowledge, neither the Vendor's use of the Intellectual Property nor the conduct of the Business in connection with the Intellectual Property has infringed or currently infringes upon the intellectual property rights of any other Person.

          (h) To the Best of the Vendor's and CIBC's Knowledge, no other Person has infringed the Vendor's rights to the Intellectual Property, except as disclosed in Schedule 6.2(13)(i).

          (i) The Vendor will maintain all registrations and applications for the Vendor's Trademarks, the Vendor's Copyrights and the Vendor's Patents in full force and effect through the Closing Date and will make all applications for renewals for renewal periods ending on or prior to the Closing Date, subject to expiration on or prior to the Closing Date.

          (j) As of the Closing Date, the Intellectual Property will be sufficient to the extent necessary to carry on the Business.

          (k)  The Vendor's Computer Software:

               (i) shall perform in accordance with its published specifications; and

               (ii) has been designed, developed, configured and implemented in a good and workmanlike manner,

               provided that, in respect of the Vendor's Computer Software identified in Schedule 6.2(13)(a)(ii), the representation and warranty is made To the

               Best of the Vendor's and CIBC's Knowledge only.

          (l) The Vendor's Computer Software is free of all disabling devices, and, To the Best of the Vendor's and CIBC's Knowledge, the Vendor's Computer Software is free of all viruses, errors and defects.

          (m) Schedule 6.2(13)(e) is a complete listing of all Computer Software which the Vendor has licenced from third parties. Except as disclosed in Schedule 6.2(13)(e)(iii), the licences for the Computer Software listed in Schedule 6.2(13)(e)(i) and the licences listed in Schedule 6.2(13)(e)(ii) are in good standing and no dispute, actual or potential, exists between the Vendor and the licensors with respect to any of the rights or obligations of any of the parties under such licences.

          (n)  The Vendor's Computer Software listed in Schedule
               6.2(13)(a)(i) was originally designed to meet the specifications of the Business. The Vendor's Computer Software listed in Schedule 6.2(13)(a)(ii) was originally designed or has been modified to meet the specifications of the Business.

     (14) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor and CIBC and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

          (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Vendor or of any Material Contract or any Applicable Law;

          (b) an event which, pursuant to the terms of any Material Contract causes any material right or interest of the Vendor to come to an end; or

          (c)  the creation or imposition of any Lien on any Asset.

     (15) Litigation. Except as listed in Schedule 6.2(15), there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or tribunal or governmental or non-governmental body pending or, To the Best of the Vendor's and CIBC's Knowledge, threatened by or against the Vendor Related to the Business or affecting the Business or the operations or capital of the Vendor or the transactions contemplated by this Agreement.

     (16) Insurance. Particulars of the policies of insurance maintained by the Vendor

          Related to the Business at the date of this Agreement are set out in Schedule 6.2(16). All such policies are in full force and effect and the Vendor is not in default, whether as to the payment of premiums or otherwise, under the terms of such policies.

     (17) Employees.

          (a) Schedule 6.2(17) contains a true and complete list of the Employees, their titles and positions held as of the date of this Agreement, their length of service with the Vendor, the locations of their employment and the material terms and conditions of their employment or engagement including their current annual compensation, standard hours of work, policies, commissions and bonuses and their benefits and perquisites and participation in the Employee Plans. Schedule 6.2(17) indicates whether such Employees are inactive and the nature of any absence and its expected duration, if known.

          (b) Except for the contracts provided to the Purchaser by the Vendor, which contracts are listed and summarized in Schedule 6.2(17), (the "Employment Contracts") there are (i) no written contracts of employment entered into with any Employees; (ii) no oral contracts of employment which provide termination notice or pay in lieu of such notice or severance pay to any of the Employees in excess of termination notice or pay in lieu of such notice or severance pay required by applicable labour or employment standards law or common law; and (iii) no non-competition or non-solicitation contracts with any Employees.

          (c) The Vendor has not made any agreements with any labour union or employee association in connection with the Business nor made any commitments to or conducted any negotiations with any labour union or employee association with respect to any future agreements relating to the Business. To the Best of the Vendor's and CIBC's Knowledge there have been no attempts to organize a trade union or employee association for any employees of the Business. There is no labour strike, employee disturbance or work stoppage or slowdown pending or, To the Best of the Vendor's and CIBC's Knowledge, threatened against the Vendor with respect to the Business.

          (d) Except as disclosed in Schedule 6.2(18), the Vendor has no liability of any kind to any Employee except for compensation, commissions, bonuses, out of pocket expenses and benefits payable to such employee in the ordinary course of the Business.

          (e) The Vendor is in compliance with all applicable laws, statutes, regulations, rules and by-laws relating to the employment of Employees, including, without limiting the generality of the foregoing, those related to wages, pay equity, hours of work, collective bargaining and labour relations, occupational health and safety, workers' compensation, human rights, pension benefits standards and labour and employment standards and is not liable for any arrears of wages, assessments, penalties or other sums for failure to comply with any of the foregoing.

          (f) Except as disclosed in Schedule 6.2(17), with respect to the Employees, no commitment, express or implied, has been made to change compensation or to change any benefits under the Employee Plans or to offer additional benefits.

          (g) Except as disclosed in Schedule 6.2(17), there are no benefits promised or provided to retired employees or their dependents other than in respect of the Pension Plans.

          (h) There are no permits, licences, registrations or governmental authorizations providing for exemptions from Applicable Law relating to any Employee.

          (i) Schedule 6.2(17) sets out the current retirees who receive benefits and identifies the benefits they receive.

     (18) Employee Plans.

          (a) Schedule 6.2(18) sets forth all the Vendor's employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees and retired Employees of the Vendor, including the Pension Plans, the DPSP and the GRSPs (the "Employee Plans").

          (b) The Vendor has provided to the Purchaser true and complete copies of all Employee Plans other than the CIBC Plans in effect as of the date hereof together with copies of all funding agreements, all employee booklets and material employee communications relative to the Employee Plans. No communications or representations inconsistent therewith which could bind the Vendor have been made to the Employees.

          (c) All contributions to the Assumed Plans and Funds that were required to be made in accordance with the terms of any such plan and fund and the laws that govern such plan and fund have been made and will continue to be made in a timely manner until the Closing Date. All material reports, returns, valuations and similar documents with respect to the Assumed Plans and Funds required to be filed with any governmental agency or distributed to any participant have been duly filed or distributed on a timely basis.

          (d) The Employee Plan covering persons on long term disability is a fully insured plan and all premiums are now and will continue to be up-to-date at the Closing Date.

          (e) The Assumed Plans and Funds have been and will until the Closing Date continue to be established, registered (where required), administered and invested, in compliance with the terms thereof and all applicable laws and neither the Vendor nor CIBC has received any notice from any person questioning or challenging such compliance, nor has any knowledge of any such notice.

          (f) There are no pending investigations by any governmental or regulatory agency or authority involving or relating to the Assumed Plans and Funds and no pending or threatened claims (except for claims for benefits payable in the normal operation of the plan), suits or proceedings against the Assumed Plans and Funds or asserting any rights or claims to benefits under the Assumed Plans and Funds that could give rise to a liability nor are there any facts that could give rise to any liability in the event of such investigations, claim, suit or proceeding.

          (g) Neither the Vendor, nor CIBC, nor, To the Best of Vendor's and CIBC's Knowledge, the administrators of the Assumed Plans and Funds or any of their trustees or agents are breaching or have breached any of their obligations with respect to the operation, administration, investment or funding of the Assumed Plans and Funds.

          (h) All data necessary to administer the Assumed Plans and Funds is complete and up-to-date.

     (19) Tax Matters. Except as set out in Schedule 6.2(19), the Vendor has correctly prepared and duly and timely filed all tax returns required to be filed by it and has paid or remitted all Taxes which are due and payable or remittable as at the date hereof. The Vendor has made adequate and timely instalments of Tax as of the date hereof. All Tax returns filed by the Vendor have been duly and accurately completed as required by Applicable Law. With respect to any period for which Tax returns have not yet been filed or for which Taxes are not yet due and payable or remittable, the Vendor has only incurred liabilities for Taxes in the ordinary course of its business. All Tax returns of the Vendor have been assessed through and including October 31, 1996 and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for filing any Tax returns or any payment of any Tax by the Vendor. All deficiencies proposed as a result of such assessments or reassessments of the Tax returns through and including October 31, 1996 have been paid and settled. The Vendor has withheld from the payments made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due or made adequate provision for the payment of such amounts to the proper receiving authorities. The Vendor has provided to the Purchaser access to all technical descriptions related to any research and development tax credit claims Related to the Business.

     (20) GST. The Vendor is a "registrant" under the Quebec Sales Tax Act and Part IX of the Excise Tax Act (Canada). The Vendor's Quebec Sales Tax registration number is 1015413294 and the Vendor's GST registration number is 101061638RT.

     (21) Brokerage Fees. Except for the engagement of CIBC Oppenheimer Corp. (which shall be the obligation of the Vendor) the Vendor has not entered into any agreement which would entitle any Person to any valid claim against either the Vendor or the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Assets or any other matters contemplated by this Agreement.

     (22) Regulatory Approvals. Other than as provided under the Competition Act (Canada), no governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Vendor, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

     (23) Business in Compliance with Law. In all material respects, the operations of the Business have been and are now conducted in compliance with all Applicable Laws of each jurisdiction in which the Business has been and is carried on; and the Vendor has not received any notice of any alleged breach of any such Applicable Laws.

     (24) Copies of Documents; Negotiations. Current and complete copies of the Permitted Liens, the Leases and the Material Contracts have been provided to the Purchaser. Except as set out in Schedules 1.1(64), 6.2(9) and 6.2(10), there are not current or pending negotiations with respect to the renewal, repudiation or amendment of the Permitted Liens, the Leases or the Material Contracts outside the ordinary course of business.

     (25) Sufficiency of Assets. The Assets, the services contemplated under the Transitional Services Agreement to be entered into between CIBC and the Purchaser substantially in the form of Exhibit 4.2(7), and the Assets Under Administration - Payroll Account constitute all the rights, undertakings and assets required to enable the Purchaser to carry on the Business in substantially the same manner as the Business has heretofore been carried on by the Vendor.

     (26) Assets Under Administration - Payroll Account.

          (a) Subject to the Obligations - Payroll Account, the Vendor has good and marketable title to the Assets Under Administration - Payroll Account free and clear of all Liens other than Permitted Liens.

          (b) Schedule 6.2(26) contains a list of all Assets Under Administration - Payroll Account as of February 28, 1998. Since February 28, 1998, there have been no material transactions in connection with the Assets Under

               Administration - Payroll Account outside the ordinary course of business.

          (c) The Assets Under Administration - Payroll Account are evidenced by valid and genuine written instruments and certificates (except where in non-certificated form or held through a depository clearing system) and such instruments and certificates are in the possession or control of the Vendor or held by an authorized custodian in accordance with Applicable Laws.

          (d) The Assets Under Administration - Payroll Account comply with the investment criteria approved by the Vendor's board of directors on April 10, 1997, a copy of which is attached to
               Schedule 6.2(26).

     (27) Obligations - Payroll Account.

          (a) Schedule 6.2(26) summarizes the Obligations - Payroll Account as of February 28, 1998. A true and complete list of all Obligations - Payroll Account as of February 28, 1998 has been delivered to the Purchaser. Since February 28, 1998 there have been no material transactions in connection with the Obligations - Payroll Account outside the ordinary course of business.

          (b) None of the Obligations - Payroll Account is in default or has otherwise been breached by the Vendor.

6.3 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Vendor and CIBC as follows:

     (1) Incorporation and Power. The Purchaser is a corporation incorporated under the laws of Canada. No act or proceeding has been taken by or against the Purchaser in connection with the dissolution, liquidation, winding-up, bankruptcy or reorganization of the Purchaser.

     (2) Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser and its shareholder.

     (3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) No Conflict. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by the Purchaser of its obligations hereunder and the compliance by the Purchaser with this Agreement do not (i) violate, contravene or breach, or constitute a default under, the articles or by-laws of the Purchaser or any Applicable Law; (ii) violate, contravene or breach, or constitute a default under any contract, indenture, instrument, or commitment to which the Purchaser may be a party, or by which it is bound.

     (5) Regulatory Approvals. Other than as provided under the Competition Act (Canada) and the requirement to file a notification within 30 days following the Closing pursuant to the Investment Canada Act, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Purchaser, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Purchaser's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

     (6) Brokerage Fees. The Purchaser has not entered into any agreement which would entitle any Person to any valid claim against the Vendor for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Assets or any other matters contemplated by this Agreement.

6.4       Survival of Representations and Warranties.

     (1) The representations and warranties of CIBC and the Vendor contained in Sections 6.1 and 6.2 shall survive the Closing for a period of eighteen (18) months from the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, except for any representation and warranty relating to (a) Tax matters, which shall survive until ninety (90) days after the last date on which the relevant Tax authority is entitled to assess or reassess the Vendor with respect to such Tax matters; and (b) Sections 6.2(4), 6.2(13)(a), 6.2(13)(b), 6.2(23) and 6.2(26), which shall survive until ninety (90) days after the expiry of any limitation period imposed by any applicable statute of limitation.

     (2)  The representations and warranties of the Purchaser contained in
          Section 6.3 shall survive the Closing for a period of eighteen (18) months from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor and CIBC.

     (3) If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of a representation or warranty made in this Agreement prior to the expiry of the relevant survival period, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

                                     ARTICLE 7

                                  INDEMNIFICATION

7.1 Indemnity by the Vendor and CIBC. The Vendor and CIBC shall jointly and severally indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser's Affiliates and their respective directors, officers, employees, agents and representatives and the Purchasers's pension and benefit plans harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as a "Claim") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty made by CIBC in Section 6.1 of this Agreement or by the Vendor in
          Section 6.2 of this Agreement;

     (2) any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendor or CIBC under this Agreement;

     (3)  any Excluded Liabilities;

     (4) all claims brought by or in respect of any of the Employees resulting from matters arising before the time at which they become employees of the Purchaser;

     (5) any actions or omissions or alleged actions or omissions by the Vendor, CIBC, the administrators of the Employee Plans (other than the CIBC Plans which are addressed in Section 7.1(6)), their trustees or agents with respect to the operation, administration, investment or funding of such employee plans to the Effective Time; or

     (6) except as expressly provided in Section 9.3(3), the CIBC Plans, including without limiting the generality of the foregoing, any Claim arising in respect to the entitlement to, or calculation of, amounts or benefits owing to any Employee or former employee or any other person under any CIBC Plan or any Claim arising from an actual or deemed wind-up or partial wind-up of a CIBC Plan.

7.2 Indemnity by the Purchaser. The Purchaser shall indemnify and hold the Vendor and CIBC and their respective directors, officers, employees, agents, representatives and the Vendor's and CIBC's Affiliates and their respective directors, officers and employees harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty made by the Purchaser in Section 6.3 of this Agreement;

     (2) any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement; or

     (3) any claim by an Inactive Employee or retired employee of the Vendor to whom the Purchaser is obligated to provide benefits hereunder as a result of the Purchaser's Welfare Benefit Plans being different from the benefits provided by the Vendor at the Closing Date (other than benefits under any CIBC Plan) to the Inactive Employee or retired employee of the Vendor.

7.3 Threshold. No Party shall have any liability for indemnification pursuant to Section 7.1(1) or 7.2(1) relating to any breach of any of the representations and warranties contained in Sections 6.1, 6.2 or 6.3 unless and until the accumulated aggregate amount of Claims of such Party arising from breaches of representations and warranties hereunder exceeds $1,000,000.00, following which all further Claims (and only such further Claims) of such Party shall be recoverable as provided in this Agreement. No Claim for breach of representations or warranties herein may be brought in respect of a fact, circumstance, event or condition which is fairly and reasonably disclosed in this Agreement.

7.4 Cap. The Vendor and CIBC shall have no liability for indemnification pursuant to Section 7.1 or relating to any breach of any representations and warranties contained in Sections 6.1 or 6.2 in excess of $72,500,000.00.

7.5 Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of
Section 7.2 or 7.1, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the

Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (a)  the factual basis for the Claim; and

     (b)  the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any Liability susceptible of being contested, then the liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

7.6       Direct Claims.  In the case of a Direct Claim, the Indemnifying
Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

7.7 Third Party Claims. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the reasonable fees and disbursements of such counsel shall be paid by the Indemnified Party, unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the

Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

7.8 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnified Party fails to respond to a request for such consent for any reason within a reasonable time after the request therefor, the liability of the Indemnifying Party shall be limited to the proposed settlement amount, if any.

7.9       Interest on Claims.  The amount of any Claim submitted under
Section 7.1 or Section 7.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

7.10 Bulk Sales. The Purchaser hereby waives compliance by the Vendor with any bulk sales notice requirements of Applicable Laws, and the Vendor and CIBC shall jointly and severally indemnify and hold the Purchaser harmless from any Tax or other Liability which shall be incurred by the Purchaser for the failure to comply with such requirements, except to the extent that such liability is an Assumed Liability.

                                    ARTICLE 8

                                 INTERIM PERIOD

8.1 Investigation. Until the Closing, the Purchaser and its representatives and advisers shall be permitted to make such investigations of the properties and assets of the Vendor and its financial and legal condition as the Purchaser, acting reasonably, deems necessary or desirable to familiarize itself with such properties, assets and other matters. Without limiting the generality of the foregoing, and subject to the necessary consent of any third party, the Purchaser shall, during normal business hours, be permitted reasonable access to all documents relating to information scheduled or required to be disclosed under this Agreement, to the Books and Records, the data processing system of the Vendor, the Contracts, the Leased Premises, the Employees, records regarding suppliers, customers and regulators and reports prepared by advisers of the Vendor and its predecessor companies.

8.2 Purchaser's Employee Plans. Until the Closing, the Vendor and CIBC and their respective representatives and advisers shall be permitted to make such investigations of employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Purchaser's Canadian employees as the Vendor and CIBC, acting reasonably, deem necessary or advisable to familiarize themselves with such matters.

8.3 Authorizations. The Vendor shall execute and deliver any authorizations required to permit the investigations described in Section 8.1 and the Purchaser shall execute and deliver any authorizations required to permit the investigations described in Section 8.2.

8.4       Confidentiality.

     (1) Each Party shall, and shall cause each of its Representatives (as defined below), to hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, any Confidential Information (as defined below) of any other Party. Confidential Information shall be disclosed only to those Representatives who have a need to know such Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives or any Person affiliated with its Representatives. Additionally, the Vendor and CIBC shall maintain as confidential following Closing all Confidential Information Related to the Business.

     (2) Section 8.4(1) shall not apply to the disclosure of any Confidential Information where such disclosure is required by Applicable Law. In that case, the Party required to disclose (or whose Representative is required to disclose) shall, as soon as possible in the circumstances, notify the other Party of the requirement. Upon receiving such notification, the other Party may take any reasonable action to challenge the requirement, and the affected Party shall (or shall cause the applicable Representative to), at the expense of the other Party, assist the other Party in taking such reasonable action.

     (3) Following the termination of this Agreement in accordance with the provisions of either of Sections 5.2 or 5.4 or for any other reason, each Party shall (and shall cause each of its Representatives to) promptly, upon a request from any other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, which are or which contain Confidential Information of the requesting Party; provided that if the Party so obligated to return Confidential Information or its Representatives have prepared summaries, analyses, compilations, studies, memoranda, notes or other data containing or concerning any Confidential Information, then such Party may, instead of returning the summaries or analyses, destroy them and provide a certificate to that effect to the requesting Party.

     (4)  For the purposes of this Section 8.4:

     (a) "Confidential Information" of a Party at any time means all information relating to the business of such Party and its Affiliates (including business plans, ways of doing business, business results and prospects and customer lists) which,

          (i) at the time is of a confidential nature (whether or not specifically identified as confidential) and is known or should be known by the other Party or its Representatives as being confidential, and

          (ii) has been or is from time to time made known to or is otherwise learned by the other Party or any of its Representatives as a result of the matters provided for in this Agreement,

          including the following information:

          (iii) the terms of this Agreement;

          (iv)  a Party's proprietary software; and

          (v)   a Party's business records,

          but not including any information that at such time:

          (vi) has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives;

          (vii) was available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement, provided that nothing in this Section 8.4(4)(a)(vii) excludes any information that was available to CIBC or its Representatives respecting the Vendor which, prior to the date hereof, was of a confidential nature; or

         (viii) becomes available to the other Party or its Representatives on a non-confidential basis from a Person other than the first-mentioned Party or any of its Representatives who is not, to the knowledge of such other Party or its Representatives, otherwise bound by confidentiality obligations to such first-mentioned Party in respect of such information or otherwise prohibited from transmitting the information to the other Party or its Representatives; and

     (b) "Representatives" with respect to any Party means its directors, officers, employees, agents and other representatives and advisers.

     (5) Other than as expressly provided in this Agreement, no Party makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.

8.5       Action During Interim Period.  During the Interim Period, the
Vendor shall:

     (1)  carry on the Business in the normal course;

     (2) notify the Purchaser immediately of any Material Adverse Change and of any breach of any representation, warranty, covenant or agreement in this Agreement; and

     (3) not do any act that would cause a breach of any representation, warranty, covenant or agreement contained in this Agreement.

8.6 Consents and Approvals. The Vendor shall cooperate with the Purchaser and render all necessary assistance required by the Purchaser in connection with any application, notification or filing of the Purchaser to or with the Competition Bureau pursuant to the Competition Act (Canada). The Vendor shall use all reasonable efforts to obtain all of the other Consents and Approvals prior to the Closing Date.

8.7 Updates to Information. The Vendor shall update on or before the Closing, by amendment or supplement, any of the informational disclosure schedules referred to in this Agreement as soon as reasonably possible after new or conflicting information comes to the attention of the Vendor. No such amendment or supplement shall affect the Purchaser's right to indemnification pursuant to Section 6.1 based on the contents of the original schedules.

8.8 Exclusivity. Neither the Vendor nor CIBC will solicit offers for or negotiate, discuss or agree to the sale of the Business or any shares of the Vendor with or to any Person prior to March 10, 1998.

                                   ARTICLE 9

                                   EMPLOYEES

9.1 Employees. Before the Closing Date and effective as of the Effective Time the Purchaser will offer employment to each Employee of the Vendor on terms no less favourable in the aggregate than those in effect for such Employee with the Vendor on the date hereof. The Vendor will be responsible for severance obligations with respect to active Employees who do not accept the Purchaser's offer of employment. CIBC shall be permitted to review and comment on the form of all offer letters to be delivered to any Employee prior to the distribution of any such offer letter. The Vendor and CIBC will provide all reasonable assistance to encourage Employees to accept an offer of employment with the Purchaser. The Vendor will not actively terminate any Employees on or prior to the Closing Date except in the ordinary course of business or give termination letters or notices to the Employees advising that they will be dismissed from employment as a result of the sale or if they do not accept the Purchaser's offer of employment (or any letter or notice to like effect) except for letters in the form set out in Exhibit 9.1. With respect to Inactive Employees, the Purchaser reserves the right, at its expense, to require those employees to provide a medical certificate or other confirmation of their fitness to return to work, if applicable, before permitting them to resume active employment. The Purchaser shall provide coverage under the Purchaser's Welfare Benefit Plans to all Inactive Employees whether they return to work with the Purchaser or not during the period of their disability, absence or leave. The Purchaser shall also provide coverage under the Purchaser's Welfare Benefit Plans to all retired employees of the Vendor to whom the Vendor has outstanding benefit responsibilities (other than benefits under any CIBC Plan). Notwithstanding the foregoing the Vendor will be responsible for, and indemnify the Purchaser for, severance payments and all other costs (including legal costs) relating to Inactive Employees who do not accept the Purchaser's offer of employment on receipt of their offer or when they are eligible to return to work.

9.2 Adjustment. In consideration of the Purchaser continuing to provide benefits to Inactive Employees and retired employees in accordance with
Section 9.1 hereof, the Vendor will pay to the Purchaser on Closing $577,000.00. It is understood and agreed that the $577,000.00 will be (i) reduced, as appropriate, with respect to Inactive Employees who do not accept an offer of employment with the Purchaser and (ii) adjusted, as appropriate, to reflect changes in the list of Inactive Employees and retired employees and/or changes in benefits from the data considered by William M. Mercer Ltd. in arriving at the $577,000.00 amount.

9.3         Pensions and Benefits.

      (1)   (a)     Effective as of the Effective Time, the Vendor shall
                    assign and transfer to the Purchaser its rights, obligations and liabilities with respect to the Comcheq
                    Plan and its related funding medium (the "Comcheq Fund").
                    Effective as of the Effective Time, the Purchaser shall accept such assignment and transfer and shall assume all obligations, liabilities, duties and responsibilities required of it as the successor sponsor of the Comcheq
                    Plan and the Comcheq Fund pursuant to the terms thereof and Applicable Law except that the Purchaser accepts no liability for any actions or omissions or alleged actions or omissions referred to in Section 7.1(5). The Vendor agrees to cause to be filed with the applicable federal and provincial regulatory authorities, as soon as practicable after the Effective Time, such documentation as may be required by Applicable Law or under the terms of the Comcheq Plan and the Comcheq Fund with respect to the assumption of sponsorship of the Comcheq Plan and the Comcheq Fund as provided for hereunder. The Purchaser agrees to do all things required of it under Applicable
                    Law to establish that it is a successor sponsor to the Vendor under the terms of the Comcheq Plan as provided hereunder.

                    Without limiting the generality of the foregoing, the Purchaser agrees to cause to be filed with the applicable federal and provincial regulatory authorities, as soon as practicable following the Effective Time, such documentation as may be required to establish the Purchaser in such capacity.

            (b) With respect to the administration of the Comcheq Plan from the Effective Time until sponsorship and effective control and direction over the Comcheq Plan and the Comcheq Fund have transferred to the Purchaser, the Vendor shall direct, or cause to be directed, the funding agent of the Comcheq Plan in accordance with the instructions given to the Vendor by the Purchaser in connection herewith. After sponsorship and effective control and direction over the Comcheq Plan and the Comcheq Fund have transferred to the Purchaser, the Vendor shall not have any further obligation or liability with respect to the Comcheq Plan and the Comcheq Fund except as expressly provided herein. The Vendor shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to the Comcheq Plan and the Comcheq Fund with respect to plan years ending prior to the Effective Time and the Purchaser shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to the Comcheq Plan and the Comcheq Fund with respect to plan years ending on or after the Effective Time. The Vendor and the Purchaser shall cooperate with each other with respect to such reporting requirements for the plan years 1997 and 1998 and each shall provide the other with assistance reasonably requested in connection therewith. Prior to and following the Effective Time, the Vendor agrees to use all reasonable efforts to provide the Purchaser with such books, records and other relevant data within its control or access relating to benefit matters with respect to the members of the Plan and any other persons entitled to benefits thereunder as the Purchaser shall reasonably request.

      (2) Effective as of the Effective Time, the Employees who become employed by the Purchaser and who participated in any way in the CIBC Plans (the "CIBC Plan Employees") shall cease to accrue benefits under either of the CIBC Plans. All Employees who become employed by the Purchaser, including Employees who are also CIBC Plan Employees, shall be entitled to participate in benefits under the Comcheq Plan in respect of service with the Purchaser from the Effective Time and shall be entitled to credit in the Comcheq Plan for their period of employment with the Vendor (including any period of employment the Vendor has recognized, or was required to recognize, in respect of such Employees for the purpose of determining eligibility for membership in and entitlement to benefits under the Comcheq Plan as required under Applicable Laws. From the Effective Time for a minimum of two years thereafter, all contributions in respect of Employees who participate in the Comcheq Plan shall be made under the Comcheq Plan and the Purchaser shall continue to maintain the Comcheq Plan.

      (3) Except as provided herein, the Purchaser will have no responsibility to any Employee or former employee or any other person with respect to benefit entitlements under the CIBC Plans. The Purchaser will cause the Comcheq Plan to accept transfers of cash from a CIBC Plan for any Employee who elects to convert his or her defined benefit under a CIBC Plan to a defined contribution benefit under the Comcheq Plan. The Purchaser shall, or shall cause the funding agents of the Comcheq Plan to allocate to each CIBC Plan Employee's account under the Comcheq Plan his or her cash transfer amount as described in this Section 9.3(3). The Purchaser shall have no responsibility for determining the appropriateness of such an election in any particular case nor for determining the correctness or adequacy of the amount being transferred, such responsibility to rest with the Vendor, CIBC and the Employee. The Vendor and the Purchaser shall do all things necessary to implement this Section 9.3 and shall cooperate to obtain any regulatory approvals required to complete the asset transfers provided for herein. Written confirmation of any and all such regulatory approvals shall be forwarded by each Party to the other forthwith upon receipt.

      (4) Effective as of the Effective Time, the Vendor shall assign and transfer to the Purchaser its rights, obligations and liabilities with respect to the Employee Deferred Profit Sharing Program of the Vendor (the "DPSP") and the related fund (the "DPSP Fund"). Effective as of the Effective Time, the Purchaser shall accept such assignment and transfer and shall assume all liabilities, duties and responsibilities required of it as a successor sponsor of the DPSP and the DPSP Fund pursuant to the terms thereof and Applicable Laws except that the Purchaser accepts no responsibility for any actions or omissions or alleged actions or omissions referred to in Section 7.1(5). The Vendor and the Purchaser agree to do all things required of them under Applicable Laws to establish the Purchaser as a successor sponsor to the Vendor under the terms of the DPSP as provided hereunder. Effective as of the Effective Time, the Purchaser will be responsible for all costs and expenses related to the DPSP and the DPSP Fund except as expressly provided herein. After sponsorship and effective control and direction over the DPSP and the DPSP Fund have been transferred to the Purchaser, the Vendor and CIBC will not have any further obligations or liability with respect to the DPSP. Notwithstanding the foregoing, with respect to the fiscal year November 1, 1997 to October 31, 1998 (the "Transition Year"), forthwith after completion of the Closing Statements, the Vendor will make a contribution into the DPSP Fund of 5% of its pre-tax profits as reflected in the income statement prepared as part of the Closing Statements. The Purchaser's contribution obligation for the Transition Year will relate to the period commencing on the Effective Time. The Parties will co-operate to make all necessary amendments to the DPSP Plan and DPSP Fund to reflect the arrangements necessary for the Transition Year.

      (5) Effective as of the Effective Time, the Vendor shall assign and transfer to the Purchaser its rights, obligations and liabilities with respect to the group retirement savings plans it sponsors for the Employees and which are identified in Schedule 6.2(18) (the "GRSPs") and all the related accounts (the "GRSP accounts"). Effective as of the Effective Time, the Purchaser shall accept such assignment and transfer and shall assume all liabilities, duties and responsibilities required of it as the successor sponsor of the GRSPs and the GRSP accounts pursuant to the terms thereof and Applicable Laws except that the Purchaser accepts no responsibility for any actions or omissions or alleged actions or omissions referred to in Section 7.1(5). The Vendor and the Purchaser agree to do all things required of them under Applicable Laws to establish the Purchaser as a successor sponsor to the Vendor under the terms of the GRSPs as provided hereunder. Effective as of the Effective Time, the Purchaser will be responsible for all costs and expenses related to the GRSPs and the GRSP accounts to the extent the Vendor was so responsible. After sponsorship and effective control and direction over the GRSPs and the GRSP accounts have been transferred to the Purchaser, the Vendor shall not have any further obligations or liability with respect to the GRSPs.

9.4 Welfare Benefit Plans. Effective as of the Effective Time, the Purchaser shall establish or cause to be established, at its own expense, benefit plans ("Purchaser's Welfare Benefit Plans") to provide life insurance, healthcare, dentalcare, accidental death and dismemberment insurance and disability and other group non-pension benefits for the Employees (other than those who do not accept employment with the Purchaser), and those persons who have retired from the Vendor on or prior to the Effective Time and in respect of whom the Purchaser has agreed to provide benefits under Section 9.1, in connection with any and all claims of such Employees and such retirees incurred on and after the Effective Time. Effective as of the Effective Time, such Employees and retirees who participate in the Vendor's life insurance, healthcare, dentalcare, accidental death and dismemberment insurance, disability and other group non-pension benefit arrangements (the "Vendor's Welfare Benefit Plans") according to the terms thereof shall cease to participate in and accrue benefits under the Vendor's Welfare Benefit Plans and shall commence participation in and accrue benefits under the Purchaser's Welfare Benefit Plans. Employees who are not participants in the Vendor's Welfare Benefit Plans on the Effective Time shall, subject to normal eligibility requirements, be eligible to participate in and accrue benefits under the Purchaser's Welfare Benefit Plans as of the Effective Time recognizing their period of employment with the Vendor (including any period of employment the Vendor has recognized, or was required to recognize, in respect of such employees).

9.5         Welfare Benefit Plans - Claims.

      (1) Any claims for benefits incurred under the Vendor's Welfare Benefit Plans up to the Effective Time shall be payable by the Vendor's Welfare Benefit Plans. The Vendor shall be liable to the Purchaser and shall defend, indemnify and hold harmless the Purchaser and the Purchaser's Welfare Benefit Plans against any and all loss, liability or expense arising out of any such claims incurred before the Effective Time.

      (2) Any claims for benefits incurred on and after the Effective Time by the Employees and retirees covered by the Purchaser's Welfare Benefit Plans shall be payable by the Purchaser's Welfare Benefit Plans according to their terms. The Purchaser shall be liable to the Vendor and CIBC shall defend, indemnify and hold harmless the Vendor and CIBC and the Vendor's Welfare Benefit Plans against any and all loss, liability or expense arising out of any such claims incurred on and after the Effective Time.

      (3) For purposes of Section 9.5(1) and 9.5(2), a claim shall be deemed to have been incurred with respect to all extended health or dental services or supplies, on the date a service or supply giving rise to a claim under the applicable Plan is purchased or received by the claimant or his/her eligible dependent. Where a claim includes more than one service or supply, each of which occurs at a single point in time (for example, a series of dental appointments related to a treatment plan), each such service or supply shall result in a separate claim incurred as of the date on which the supply or service is purchased or received as aforesaid. If sufficient information is not available to identify charges associated with each claim (but is sufficient for payment of the claims in the ordinary course of claims adjudication), the total charges shall be prorated over the number of claims.

                                    ARTICLE 10

                              POST-CLOSING MATTERS

10.1 Co-operation in Filing of Returns, etc.. Following the Closing, the Purchaser agrees to provide to the Vendor, CIBC and any of their representatives and advisers such information and co-operation as reasonably required by the Vendor and CIBC, including all reasonable co-operation in connection with the filing of income tax returns of the Vendor in respect of which the Books and Records delivered to the Purchaser pursuant to this Agreement are relevant. Following the Closing, the Vendor and CIBC agree to provide to the Purchaser and any of its representatives and advisers such information and cooperation Related to the Business as is reasonably required by the Purchaser in its ongoing operation of the Business and its dealings with regulatory authorities, including the Competition Bureau.

10.2 Change Vendor's Name. Forthwith following the Closing Date, the Vendor shall discontinue further use of the name "Comcheq", except where legally required to identify the Vendor until its name has been changed to another name and, not later than thirty (30) days after the Closing Date, shall file articles of amendment or otherwise take such corporate action as may be necessary to change the corporate name of the Vendor to another name not including the word

"Comcheq" and not otherwise being confusingly similar to its present name.

10.3 Non-Merger. Each Party agrees that all provisions of this Agreement, other than (a) the conditions in Article 5 and (b) the representations and warranties contained in Article 6 and the related indemnities in Sections 7.1 and 7.2 (which shall be subject to the special arrangements provided in such Article or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

10.4 Letters of Credit. For a period of one year after Closing, at the direction of the Purchaser (which direction shall be accompanied by all such original documents and certificates and other materials as the Vendor acting reasonably considers necessary), the Vendor will draw down under any letter of credit or letter of guarantee naming the Vendor as beneficiary which has been posted by a customer of the Business (as at the Effective Time) but only to the extent permitted by Applicable Law and only to the extent that the Vendor has any rights to make such a draw down under the terms of any such letter of credit or letter of guarantee; provided, however, that the Purchaser shall indemnify and hold harmless the Vendor in respect of any claim, loss, damage, liability and expense in connection with or arising out of any such draw down under any such letter of credit or guarantee. Any such letter of credit or letter of guarantee, when and if renewed, shall name the Purchaser as beneficiary.

                                    ARTICLE 11

                                     GENERAL

11.1 Expenses. Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

11.2 Payment of Taxes. Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from transactions contemplated by this Agreement (other than Taxes payable under applicable legislation by the Vendor) and any filing or recording fees payable in connection with the instruments of transfer provided for in this Agreement.

11.3 Public Announcements. Except to the extent otherwise required by law or by requirements or policies of any stock exchange or with the prior consent of the other Parties, no Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement.

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

11.4        Notices.

      (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

      (i)   if to CIBC or the Vendor, to:

            Canadian Imperial Bank of Commerce
            Commerce Court West - 9th Floor
            Commerce Court West Postal Station
            Toronto, Ontario
            M5L 1A2

            Attention:  Robin A. Stansfield, Senior Vice-President,
                 Strategic Initiatives
            Facsimile:  (416) 368-0513

            with a copy to:

            Blake, Cassels & Graydon
            Box 25, Commerce Court West
            Toronto, Ontario
            M5L 1A9

            Attention:  John Teolis/Greg Frenette
            Facsimile:  (416) 863-2653

      (ii)  if to the Purchaser, to:

            c/o: Ceridian Corporation
            8100 34th Avenue South
            Minneapolis, Minnesota
            55425-1640

            Attention:  A. Reid Shaw, Vice-President Transactions and Associate
                 General Counsel
            Facsimile:  (612) 853-6262

            with a copy to:

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

            Osler, Hoskin & Harcourt
            1 First Canadian Place - 66th Floor
            P.O. Box 50, Stn. 1st Can. Place
            Toronto, Ontario
            M5X 1B8

            Attention:  Stephen Sigurdson
            Facsimile:  (416) 862-6666

      (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. (Toronto time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

      (3) Any Party may from time to time change its address under this Section by notice to the other Parties given in the manner provided by this Section.

11.5 Time of Essence. Time shall be of the essence of this Agreement in all respects.

11.6 Entire Agreement. This Agreement and the other agreements expressly contemplated hereby constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including the Letter of Intent. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement and the other agreements expressly contemplated hereby.

11.7 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure

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

to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by any other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.9 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that any other Party may reasonably require for the purposes of giving effect to this Agreement.

11.10 Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux presentes ont exige que le present contrat et tous autres contrats, documents ou avis afferents aux presentes soient rediges en langue anglaise.

11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

11.12 Attornment. Each Party agrees (a) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (b) not to oppose any such Ontario action or proceeding on the basis of forum non conveniens or for any other reason; and (c) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario Court as contemplated by this Section.

11.13 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

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

Notwithstanding the foregoing: (a) CIBC shall be entitled to assign its rights under this Agreement to a wholly-owned subsidiary of CIBC, provided that no assignment shall relieve CIBC from any of its liabilities and obligations hereunder; and (b) the Purchaser shall be entitled to assign its rights under this Agreement to any direct or indirect subsidiary of Ceridian Corporation, provided that no assignment shall relieve the Purchaser from any of its liabilities and obligations hereunder. In the event of an assignment as contemplated by this Section 11.13, the assigning party or parties shall enter into such assurances as may be reasonably required by the non-assigning party or parties.

11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Parties an original of the signed copy of this Agreement which was so faxed.

           IN WITNESS WHEREOF the Parties have executed this Agreement.

                                           COMCHEQ SERVICES LIMITED


                                           By:   /s/Richard Ball
                                           Name:    Richard Ball
                                           Title:   Vice-President, Finance,
                                                    Secretary and Treasurer


                                           Name:    Corrine Burleigh
                                           Title:   Vice-President,
                                                    Systems & Operations


                                           CANADIAN IMPERIAL BANK OF
                                           COMMERCE


                                           By:  /s/John Bowden
                                           Name:   John Bowden
                                           Title:  Executive Vice-President,
                                                   Commercial Banking

                                           Name:   Christine Govern
                                           Title:  General Manager, Strategic
                                                   Initiatives, Commercial
                                                   Banking

                                           CERIDIAN CANADA LTD.

                                           By:  /s/A. Reid Shaw
                                           Name:   A. Reid Shaw
                                           Title:  Vice-President &
                                                   Assistant Secretary

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